[Exhibit 99.1 - Press Release]

PREMIER ANNOUNCES SEPTEMBER PLAYERS GRILLE UNIT SAME STORE SALES COMPS INCREASE 35%

Tampa, Florida - October 18, 2005 - Premier Development & Investment, Inc. (OTC Bulletin Board: PDIV) announces that comparable same store restaurant sales at its wholly-owned Players Grille subsidiary increased 35.2% during the month of September 2005 compared with September 2004. Also, the number of customers, measured by overall check counts, increased 51.2% during September.

For the three-months ended March 31, 2005, June 30, 2005 and September 30, 2005, comparable same store restaurant sales increased 14.8%, 45.0% and 40.4%, respectively. For the same three-months ended check counts increased 20.1%, 55.2% and 58.1%, respectively.

Michael Hume, Players Grille's General Manager, stated, "We continued to generate strong sales growth for the month and three-months ended September 30, 2005. Furthermore, our trend of strong increases in sales of higher margin bottle beer, draft beer and liquor continued in the period. We fully expect this trend to continue as football and baseball seasons continues to unfold."

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier owns and operates the Player's Grille Restaurant and Bar(TM), a casual dining sports themed concept based in Florida.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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